The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE April 22, 2003	For More Information, Contact: John G. Meyer, Jr., President and COO 800-847-5322 Jim Drewitz, Investor Relations 972-355-6070

THE ALLIED DEFENSE GROUP NAMES MONTE L. PICKENS

CHIEF OPERATING OFFICER

VIENNA, Virginia, April 22, 2003 – The Allied Defense Group, Inc., formerly Allied Research Corporation (AMEX: ADG), announces it has named Monte L. Pickens as Chief Operating Officer. Mr. Pickens, 57, joins Allied from The T. Marzetti Company, a subsidiary of Lancaster Colony, one of the nation’s premier publicly traded food manufacturers, where he has served as a Vice President for nine years.

Prior to his position with Marzetti, Mr. Pickens directed Human Resources for a heavy metal manufacturing company and also served twenty-four years with the U.S. Army, retiring as a Colonel. During his military career, Mr. Pickens served as an infantry and military police officer and interfaced with law enforcement organizations on all levels.

General (Ret) J.H. Binford Peay, III, The Allied Defense Group’s Chairman and Chief Executive Officer, said, “Monte brings in-depth familiarity with the Department of Defense and other federal agencies, in addition to solid business, management, and operational skills and broad-based experience in manufacturing. He is an outstanding fit to our team and all directors and Presidents of our subsidiaries look forward to working with him.”

It has been previously announced that General Peay will resign as Chief Executive Officer to assume the position of Superintendent at the Virginia Military Institute (VMI). On June 1, 2003, Major General (Ret.) John G. Meyer, Jr. will take his place as CEO and President. General Peay will continue as Allied’s Chairman of the Board. Mr. Pickens replaces Major General Meyer, who has served as Chief Operating Officer since January 2001.

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General Peay said, “This selection completes a series of carefully planned personnel moves that ensure Allied’s success under the very able leadership of General Meyer.”

General Meyer said, “Monte is an exceptional choice to be the Chief Operating Officer at Allied. His military and broad business experience will be a tremendous asset as Allied continues to achieve its vision and increase shareholder value.”

Mr. Pickens said, “Working with The Allied Defense Group is an exciting opportunity at such a crucial time in our industry and for our country. I have been most impressed with the staff, directors and officers of Allied and look forward to becoming part of this very professional team.”

About The Allied Defense Group, Inc. (formerly Allied Research Corporation)

The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military, and designs and produces state-of-the-art weather and navigation software data and systems for commercial and military customers.

For more Information, please visit the Company web site:

www.allieddefensegroup.com

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.

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